FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Court Confirms Lear’s Plan of Reorganization
          SOUTHFIELD, Mich., November 5, 2009 — Lear Corporation, a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, today announced that the U.S. Bankruptcy Court of the Southern District of New York has entered an order confirming the Company’s Plan of Reorganization, clearing the way, after only four months, for Lear to emerge from bankruptcy. An overwhelming majority of all voting classes voted in favor of the Company’s Plan of Reorganization.
          “Today’s confirmation is an important milestone for Lear,” said Bob Rossiter, Lear’s Chairman, Chief Executive Officer and President. “Thanks to the diligent work of our employees and the tremendous support we have received from our customers, suppliers, secured lenders, bondholders and others, we have moved through the restructuring process expeditiously.”
          Mr. Rossiter added, “Upon emergence, we will have substantially lower debt, a strong and flexible balance sheet and in excess of one billion dollars in cash. This capital restructuring, combined with the significant operational restructuring we have completed since mid-2005, positions our Company for profitable growth and long-term success.”
          Lear expects the Plan of Reorganization to become effective on November 9, once all closing conditions have been met.
          The Company has filed an application with the New York Stock Exchange (NYSE) to list its new common stock under the ticker symbol “LEA.” Subject to the approval of Lear’s application, Lear expects that its new common stock will begin trading on the NYSE on a “when issued” basis (LEA WI) on or about the effective date of the Plan of Reorganization and commence “regular way” trading as soon as possible thereafter.
          At today’s confirmation hearing, the Honorable Judge Allan L. Gropper affirmed that Lear has met all of the necessary statutory requirements to confirm its Plan of Reorganization and exit from Chapter 11. This ruling applies to all of Lear’s operations in the U.S. and Canada that were included in the bankruptcy cases. Lear’s other subsidiaries were not a part of any of the bankruptcy proceedings.

Forward-Looking Statements
          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: the potential adverse impacts of the filing of the chapter 11 bankruptcy proceedings on the Company’s business, financial condition or results of operations, including the Company’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of the Company’s creditors and other third parties with interests in the Company’s chapter 11 proceedings; the Company’s ability to consummate the confirmed plan of reorganization with respect to the chapter 11 proceedings and to consummate all of the transactions contemplated by such plan of reorganization or upon which consummation of such plan may be conditioned; the timing of the consummation of the plan of reorganization; the occurrence of any event, change or other circumstance that could give rise to the termination of the plan support agreements the Company has entered into with certain of its lenders and bondholders; the anticipated future performance of the reorganized Company, including, without limitation, the Company’s ability to maintain or increase revenue or gross margins, control future operating expenses or make necessary capital expenditures; general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles for which the Company is a supplier; the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer negotiations; the impact and timing of program launch costs; the costs, timing and success of restructuring actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; the cost and availability of raw materials and energy; the Company’s ability to mitigate increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; further impairment charges initiated by adverse industry or market developments; the impact and duration of domestic and foreign government initiatives designed to assist the automotive industry; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

          The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
          Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronic products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of about 75,000 employees at 210 facilities in 36 countries. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available on the Internet at http://www.Lear.com.
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